               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                         BEST FOODS
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


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     .......................................................

     (4) Proposed maximum aggregate value of transaction:


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     (5)  Total fee paid:


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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                                     [Logo]

700 SYLVAN AVENUE, INTERNATIONAL PLAZA, ENGLEWOOD CLIFFS, NEW JERSEY 07632-9976

                                                                  March 12, 1998

Dear Stockholder:

     We will hold our 1998 annual meeting of stockholders at 9:30 A.M., local time, on Thursday, April 23, 1998 at Tamcrest Country Club in Alpine, New Jersey.

     At the meeting, we will vote on the matters shown in the notice of annual meeting and, after the meeting, there will be an informal session to present a brief report on the Company and respond to your questions.

     Your vote is important. Whether or not you plan to attend, please sign, date and return the enclosed proxy card in the prepaid envelope provided. If you plan to attend, please complete the reservation form on the inside back cover and return it to us.

                                         Sincerely,

                                         /s/ Charles R. Shoemate

                                         Charles R. Shoemate
                                         Chairman, President and
                                         Chief Executive Officer

                                   BESTFOODS
                               700 SYLVAN AVENUE
                              INTERNATIONAL PLAZA
                    ENGLEWOOD CLIFFS, NEW JERSEY 07632-9976
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The annual meeting of stockholders of Bestfoods will be held at Tamcrest Country Club, Route 9W, Montammy Drive, Alpine, New Jersey, on Thursday, April 23, 1998 at 9:30 A.M., local time, for the following purposes:

           1. To elect five directors, each for a term of three years, and one director for a term of one year.

           2. To approve proposed amendments to each of the 1984 and 1993 Stock and Performance Plans.

           3. To re-affirm the performance goals used for the performance awards for the 1993 Stock and Performance Plan.

           4. To ratify the appointment of independent auditors for the Company for 1998.

           5. To transact such other business, if any, that is properly brought before the meeting.

     February 27, 1998 is the record date for the meeting. Only stockholders who were of record on that date can vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE PREPAID ENVELOPE PROVIDED. BY RETURNING THE PROXY CARD, YOU CAN ENSURE THAT YOUR VOTE WILL BE COUNTED.

                                     By order of the Board of Directors,

                                     Hanes A. Heller
                                     Vice President, General Counsel
                                     and Secretary

March 12, 1998

                               TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                            ----
Voting and Proxy Solicitation.............................................................................     1

Stockholder Proposals for 1999 Annual Meeting.............................................................     2

Corporate Governance and the Board of Directors...........................................................     2

Certain Transactions......................................................................................     7

Section 16(a) Beneficial Ownership Reporting Compliance...................................................     8

Stockholder Return Comparison.............................................................................     8

Compensation and Nominating Committee Report on Executive Compensation....................................     9

Executive Compensation....................................................................................    14

Stock Ownership Table.....................................................................................    18

Matters to be Acted Upon:
      Proposal 1.
      Election of Directors...............................................................................    19

      Proposal 2.
      Approval of Amendments to the 1984 and 1993 Stock and Performance Plans.............................    26

      Proposal 3.
      Re-affirmation of Performance Goals.................................................................    27

      Proposal 4.
      Ratification of Appointment of Auditors.............................................................    27

Other Business............................................................................................    28

Exhibit I.................................................................................................   E-1

Exhibit II................................................................................................   E-3

                                   BESTFOODS
                               700 SYLVAN AVENUE
                              INTERNATIONAL PLAZA
                    ENGLEWOOD CLIFFS, NEW JERSEY 07632-9976

                                PROXY STATEMENT

     Our Board of Directors is soliciting proxies to be used at the annual meeting of stockholders to be held on April 23, 1998, or any adjournment of it. This proxy statement, the accompanying proxy card, and 1997 annual report to stockholders will be mailed to stockholders on March 12, 1998.

                         VOTING AND PROXY SOLICITATION

WHO CAN VOTE

     Record stockholders of common stock and ESOP preferred stock of Bestfoods at the close of business on February 27, 1998 can vote at the meeting. On February 27, 1998, 144,423,281 shares of common stock were issued and outstanding and 1,828,094 shares of ESOP preferred stock were held by the trustee of the employee stock ownership plan component of our Savings/Retirement Plan for Salaried Employees ('Savings Plan').

     Each stockholder has one vote for each share of common stock and each share of common stock into which ESOP preferred stock can be converted.

     Your proxy card includes all of your Bestfoods shares, including those in our automatic dividend reinvestment plan, the Bestfoods Stock Fund of the Savings Plan, and the ESOP component of the Savings Plan. If you participate in the Bestfoods Stock Fund or the ESOP component of the Savings Plan, your proxy will instruct the trustee of the Savings Plan how to vote or, if you have not indicated your choice on your proxy card, the trustee will vote your shares held in trust (together with the unallocated shares held by the trustee) in proportion to the way other participants as a group have voted their shares. Thus, by returning your completed proxy, you will direct the voting of your own shares as well as the vote by the trustee with respect to unallocated shares and allocated shares for which no instructions are received.

HOW TO VOTE

     Sign and date the enclosed proxy card and return it to us. Specify your choice on the proxy card. If you do not specify your choice on the proxy card, we will vote your shares in favor of the proposals. You can revoke your proxy any time before it is voted by (i) notifying our Corporate Secretary at the above address, (ii) returning a later-dated, signed proxy card, or (iii) voting in person at the meeting.

REQUIRED VOTES

     A majority of the issued and outstanding shares entitled to vote must be represented at the meeting in person or by proxy in order to have a quorum. A plurality of the shares so represented is required to elect directors and the affirmative vote of a majority of the shares so represented is required to approve other matters to be acted on. If you vote to abstain on any matter, your shares will be counted as present at the meeting for quorum purposes, but will not be counted as votes cast for the proposal specified. If you hold your stock in 'street name' and have not returned a signed proxy card, your broker will have authority to vote your shares but only on those matters that are considered discretionary under New York Stock

Exchange rules. If your broker does not have such discretion on any matters (broker non-votes), we will count your shares as present at the meeting for quorum purposes, but we will not vote them on such matters.

     Proxies will be inspected and tabulated by First Chicago Trust Company of New York, our transfer agent.

SOLICITATION

     We are soliciting proxies by mail and have retained D. F. King & Co. Inc., 77 Water Street, New York, New York 10005, to assist in the solicitation for a fee of $12,000 plus reasonable expenses. We will pay all costs of soliciting proxies and will reimburse brokers, banks and other nominees of our shares for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies by telephone, electronic means, or in person.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     If any stockholder wants to submit a proposal for inclusion in the proxy material for the 1999 annual meeting which will be held on Thursday, April 22, 1999, it must be received by the Corporate Secretary by November 11, 1998. Also, under our By-Laws, a stockholder can present at an annual meeting any other business, including the nomination of candidates for director, only if the stockholder notifies the Corporate Secretary in writing of the business or candidates between January 22, 1999 and February 22, 1999. There are other procedural requirements in the By-Laws pertaining to stockholder nominations and proposals. Any stockholder may receive a copy of the By-Laws without charge by writing to the Corporate Secretary.

                CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

QUALIFICATIONS OF DIRECTORS

     Our Board of Directors presently consists of fourteen members, of whom eleven are outside directors. The Board is divided into three classes, with one class standing for election each year for a three-year term. Our Board believes that all of the outside directors act independently from management and do not have any relationships that would interfere with their free exercise of judgment and are eligible to serve on the Audit Committee or the Compensation and Nominating Committee under the rules and regulations of the Securities and Exchange Commission, the New York Stock Exchange and the Internal Revenue Service. Every year the Audit Committee reviews the independent status of all outside directors and reports on this to the Board.

     Our policy on tenure of directors requires outside directors and former chief executive officers of the Company to retire from the Board at the annual meeting of stockholders in the year following their 70th birthday, and employee directors when they leave the Company, whether or not the term for which they have been elected has expired.

CORPORATE GOVERNANCE

     Our Board works on an ongoing basis to fulfill its wide ranging oversight duties and to maintain excellence in corporate governance. These activities include: review of the Company's strategy and performance, management oversight, enhancement of Board effectiveness, and establishment of Committees that, among other things, oversee conduct and policy compliance, integrity of accounting and financial controls, and the financial structure of the Company.

STRATEGY AND PERFORMANCE

     The Board reviews the Company's long-term strategies and the management structures designed to implement these strategies. This review consists of steps that foster Board involvement at important points in the strategy formation process:

      At the start of each year, the Board conducts a review of the Bestfoods vision and the strategies supporting it.

      Thereafter, the Board reviews the strategic plans of the operating divisions based on the vision and strategies.

      During the year, the Board examines the capital expenditures that support the strategy and reviews the performance of recent acquisitions.

      After the end of each year, the Board conducts an annual review of operating results for the previous year and the goals and plans for the upcoming year.

MANAGEMENT OVERSIGHT

     In fulfilling its responsibility to oversee the performance of the chief executive officer and other executive officers, our Board has the following practices:

      At the beginning of each year the Board, meeting in executive session, reviews the performance of senior management, the management organization and succession planning.

      With the chief executive officer absent, the executive session of the Board reviews his performance, emphasizing his: leadership in development and implementation of strategies, leadership of the Company to superior corporate performance, establishment of an effective organizational structure that supports the strategies, development of an effective chief executive officer succession plan, promotion and implementation of Company principles that further the highest ethical practices and social values, and recommendations for improvements in corporate governance practices.

      Throughout the year, directors have opportunities to review management through informal one-on-one sessions with the chief executive officer, routine executive sessions at the end of Board meetings, and contact between outside directors and senior managers in informal settings, including visits by Board members to Company facilities.

BOARD EFFECTIVENESS

     The Board works to enhance its own effectiveness and to improve the Company's corporate governance practices in a variety of ways, including:

      Conduct of an annual evaluation of Board structure and performance that includes contrasting current corporate governance practices with evolving expectations and making recommendations for improvements in corporate governance practices.

      Increased contact between outside directors and senior managers through facility visits, attendance at senior management meetings, outside director orientation programs, and work with corporate officers who serve as committee executives.

      Compensation and Nominating Committee review of incumbent directors prior to recommendation for re-election emphasizing: directors' commitment to serving the Company, directors' regular attendance at meetings and familiarity with materials distributed in advance of meetings, directors' active participation in meetings, directors' willingness to give advice and counsel, and directors' sense of commitment to stockholders, employees and other communities served by the Company.

COMMITTEES OF THE BOARD

     In order to fulfill its responsibilities, our Board delegates to its four Committees the authority to consider certain matters and report to the Board with appropriate recommendations. To enhance the effectiveness of the
Committees:

      Each Committee is chaired by an outside director.

      The chairmanship and membership of all of the Committees are rotated on a regular 3-4 year basis to give the directors a broader knowledge of our Company's affairs. The Chairman of a Committee is normally a director who has already served on that Committee for several years, and he or she then serves for a longer period than the other members.

      The Board conducts an annual review of the charter of each Committee.

      Each Committee establishes its own agendas for the year, and conducts a year-end evaluation of its performance by comparing the topics considered at meetings with its charter as established by the Board.

      Oral reports of Committee activities are given at each Board meeting and minutes of Committee meetings are sent to all of the directors.

     Descriptions of the Committees are as follows:

CORPORATE AFFAIRS COMMITTEE

Members:                                  E. S. Kraus (Chairman)
                                          T. H. Black
                                          C. Castellini
                                          R. J. Gillespie
                                          E. R. Gordon
                                          G. V. Grune
                                          W. S. Norman
                                          (a majority of outside directors)
Number of Meetings in 1997:               3
Functions:                                Reviews policies and programs of the Company relating to customer and consumer relations, employee relations, health, safety and the environment, community relations, compliance with laws, disclosure of information and insider trading, and business ethics.
                                          Reviews major litigation, crisis management organization, and programs for communication with investors, governments and the public.

AUDIT COMMITTEE
Members:                                  L. I. Higdon, Jr. (Chairman)
                                          T. H. Black
                                          C. Castellini
                                          W. C. Ferguson
                                          R. G. Holder
                                          H. de C. Meirelles
                                          (all outside directors)
Number of Meetings in 1997:               3
Functions:                                Reviews the scope and results of the annual audit, approves the non-audit services rendered by the independent auditors and considers the effect of such non-audit services on the independence of the auditors.
                                          Recommends to the Board appointment of independent auditors for the ensuing year, subject to stockholder approval.
                                          Reviews internal control systems and internal auditing procedures, accounting policies, financial structure and financial reporting.
                                          Meets privately on a regular basis with both the independent auditors and the corporate general auditor.
                                          Reviews annually the independence of each outside director.

COMPENSATION AND NOMINATING COMMITTEE

Members:                                  W. S. Norman (Chairman)
                                          A. C. DeCrane, Jr.
                                          E. R. Gordon
                                          G. V. Grune
                                          E. S. Kraus
                                          (all outside directors)
Number of Meetings in 1997:               4
Function:                                 Approves executive officer compensation and administers executive incentive plans, reviews employee benefit plans and makes recommendations to the Board on such plans.
                                          Recommends to the Board of Directors the compensation for outside directors and administers their compensation plans.
                                          Reviews the performance of incumbent directors whose terms are expiring prior to recommending to the Board the nominees for election as directors at the annual meeting of stockholders.
                                          Develops criteria for Board membership and considers candidates for membership on the Board.

Stockholders who wish to recommend a candidate for consideration as a nominee for director may do so by writing to the Corporate Secretary and providing a statement of the candidate's experience and qualifications.

FINANCE COMMITTEE

Members:                                  A. C. DeCrane, Jr. (Chairman)
                                          W. C. Ferguson
                                          L. I. Higdon, Jr.
                                          R. G. Holder
                                          A. Labergere
                                          H. de C. Meirelles
                                          (a majority of outside directors)
Number of Meetings in 1997:               3
Function:                                 Reviews policies and practices of the company affecting its financial structure and position, short- and long-term financing, foreign exchange management, financial derivatives including commodities and hedging, capital expenditures, dividends, insurance coverage and taxes.
                                          Recommends to the Board the appointment of trustees and investment managers under employee benefit plans and reviews their performance, and recommends the annual contributions by the Company to fund such plans.

DIRECTOR COMPENSATION

     Employee directors do not receive compensation for serving as directors. Outside directors are compensated as follows:(1)

Annual Board retainer.........................................................  $60,000
Annual retainer for Committee chair...........................................    3,000
Board attendance fee (per meeting)............................................    1,250
Committee attendance fee (per meeting)........................................    1,250
Company facility visitation fee (per day).....................................    1,250

DIRECTOR ATTENDANCE

     Our Board held ten meetings in 1997, and each of the directors attended at least 75 percent of these meetings. Attendance of all directors at meetings of the Board and of Committees on which they served averaged 96 percent.

CHARITABLE CONTRIBUTIONS

     To promote charitable giving, directors participate in our Charitable Awards Program under which the Company donates a total amount of $1 million to as many as four educational institutions with which we have recruiting, research and other relationships, as designated by each director. We pay these donations in ten annual installments after the director's death. Outside directors become vested in the program upon completion of ten years of service or retirement from the Board at age 70, and employee directors become vested upon completion of five years of service as a director or retirement at or after age 62. The program is financed through the purchase of life insurance policies and the Company receives a charitable deduction for donations made from the proceeds of the policies. Directors derive no financial benefit from the program.

     Each director may contribute up to $5,000 per year to certain tax-exempt organizations under the Company's matching gifts program which is available to full-time U.S. employees and their spouses. For each dollar contributed within the $5,000 limit, we contribute two dollars. The Company provides $100,000 of group term life insurance and $175,000 of travel accident insurance to the outside directors as well as director liability insurance for all directors.

                              CERTAIN TRANSACTIONS

     Messrs. DeCrane, Ferguson, Holder and Norman, as well as Mr. B. H. Kastory, Senior Vice President -- Finance and Administration, are members of the Board of Directors of Corn Products International, Inc. ('Corn Products'). On December 31, 1997, in a spin-off

------------
(1) One-half of the Annual Board retainer is paid in cash and one-half is paid in the form of common stock of the Company which is mandatorily deferred until retirement under the Deferred Compensation Plan for Outside Directors (the 'Plan'). All or part of the cash portion of the retainer and fees may, at the director's option under the terms of the Plan, be deferred in the form of common stock of the Company or in an interest-bearing account, and paid after retirement from the Board. In 1997, each outside director was also credited with 100 shares of mandatorily deferred common stock of the Company under the Plan.

transaction, the Company transferred its corn refining business to Corn Products and distributed the stock of Corn Products to the Company's stockholders. In connection with the spin-off, the Company and Corn Products entered into an arms-length supply agreement under which Corn Products will provide approximately $150 million of products and services to the Company on an annual basis.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of holdings and transactions in the Company's stock with the Securities and Exchange Commission. Due to inadvertent administrative error, Forms 4 reporting a sale of stock by each of H.H. Grunert and A.C.A. Krauss, executive officers of the Company, due on August 10, 1997 and November 10, 1997, respectively, were filed on January 30, 1998 and March 5, 1998, respectively.

                         STOCKHOLDER RETURN COMPARISON

     The following graph compares the five-year cumulative total return to stockholders of our common stock with the cumulative total return of the Standard & Poor's Foods Index, the Standard & Poor's 500 Stock Index and a Peer Group Index of food and food-related companies. The companies in the Peer Group were approved by the Compensation and Nominating Committee in order to measure the Company's performance during each of the 1995, 1996 and 1997 performance cycles under the 1993 Stock and Performance Plan (see the Compensation and Nominating Committee Report on page 9). The historical performance of the Peer Group Index, weighted for market capitalization, is shown as a reference. The Peer Group consists of: Archer-Daniels-Midland Company, Campbell Soup Company, Con Agra, Inc., General Mills, Inc., H. J. Heinz Company, Hershey Foods Corporation, Hormel Foods Corporation, Kellogg Company, McCormick & Company, Incorporated, The Quaker Oats Company, Sara Lee Corporation, Smucker (J. M.), Co., Unilever N.V., and Wm. Wrigley Jr. Company. The Peer Group will be adjusted beginning with the 1998 performance cycle to delete Archer-Daniels-Midland Company and include Nabisco Holdings Corp. in order to reflect that the Company is no longer in the corn refining business. The graph assumes initial investments of $100 on December 31, 1992 and reinvestment of dividends.

                                   BESTFOODS
                         STOCKHOLDER RETURN COMPARISON
                     FOR FIVE YEARS ENDED DECEMBER 31, 1997

               BASE PERIOD  RETURN    RETURN     RETURN    RETURN     RETURN
                   1992      1993      1994       1995      1996       1997

Bestfoods           100     96.82     111.29     146.86     169.45     239.53
S&P 500 Index       100    110.08     111.53     153.45     188.68     251.63
S&P Foods Index     100     91.77     102.58     130.85     155.03     222.19
Peer Group Index    100     95.15     102.46     129.01     152.17     214.14


                              [PERFORMANCE CHART]


                  COMPENSATION AND NOMINATING COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMPENSATION AND NOMINATING COMMITTEE RESPONSIBILITIES

     The Compensation and Nominating Committee of the Board of Directors, composed entirely of independent directors, has the responsibility to approve the compensation of all executive officers and to administer executive incentive compensation plans. This report describes the manner in which we addressed those responsibilities in 1997.

DISCUSSION OF SHORT-TERM COMPENSATION (BASE SALARY AND ANNUAL INCENTIVE)

     The Company's short-term compensation program, consisting of base salary and annual incentive, is administered by using the concepts of salary and incentive ranges for each executive position. Salary and incentive ranges are established reflecting data from salary surveys of companies in the consumer goods and food sectors. The companies surveyed are those with which the Company competes in the marketplace in business results, for human resources, and in stockholder return. These companies are similar but not identical to those in the S&P Foods Index and the Peer Group Index in the Stockholder Return Comparison graph shown above because survey data are not available for all of the Index companies.

     Each salary range has a midpoint which represents the average salary for comparable surveyed positions, and a range that varies about 27% above and below midpoint for the highest level position and about 24% for the lowest level position. An individual executive's progress through and position in the salary range depend primarily upon individual performance and time in the job. Annual incentive ranges and midpoints also have been established for each position as a percentage of salary. These annual incentive ranges are highly leveraged and correlated to Bestfood's financial performance relative to competitor companies and preestablished goals. Actual incentive payments can vary significantly depending upon the performance of the Company, the business unit, and the individual. The principal factors used in assessing such performance include earnings per share growth at the Company level; sales and operating income growth at both the Company and business unit levels; asset utilization; and achievement at the business unit and individual levels of agreed-upon goals under the 'Balanced Scorecard' performance system described later. In addition to surveys of competitive practice, the Committee uses outside consultants to review these salary ranges and incentive targets for accuracy and appropriateness, and to review the appropriateness of compensation actually paid. It is the Company's objective to be fully competitive in salaries and annual incentive opportunities with companies with which it competes, based on relative performance with these companies.

BASIS FOR SPECIFIC SHORT-TERM COMPENSATION ACTIONS

     Studies of competitive short-term compensation practices, and confirmed by outside compensation consultants, indicated that the Company's base salary midpoints and actual salaries paid were in line with competition. On the other hand, these studies indicated that the Company's annual incentive targets were below competitive levels and annual incentive earnings opportunities were not as highly leveraged compared to other companies. For 1997, the Committee approved higher annual incentive targets that could provide greater Annual Incentive earnings opportunity for accomplishment of aggressive earnings goals.

     The base salaries paid in 1997 to the five highest paid executive officers named in the Summary Compensation Table on page 14, vary from 5.7% below to 1.4% above the midpoint of their respective ranges for 1997. As noted earlier, the salary range midpoint for a position represents the average salary for that position within the surveyed group of companies. We believe this information indicates that the Company's base salaries are competitive with surveyed companies. In the salaries reported in the Table, variances from midpoint correlate to individual performance and time in position. Retirements and organizational changes resulting from the spin-off of Corn Products resulted in two new individuals being included in the table of the five highest paid executive officers. In addition, two of the individuals listed assumed new responsibilities in 1997.

     Incentive payments for executive officers with corporate responsibilities reflect overall corporate performance, 'Balanced Scorecard' performance, as well as individual performance. Incentive payments for executive officers with operations responsibilities primarily reflect business unit performance, as well as corporate performance, 'Balanced Scorecard' performance and individual performance.

     For 1997, the consumer foods divisions had another excellent year by improving operating income by 8% despite the 4.2% unfavorable impact of currencies in Europe and Asia. The consumer foods businesses volumes, including acquisitions, were up 2.4%, and return on equity excluding special charges for the consumer foods businesses exceeded 50%. However, the excellent performance by the consumer foods divisions was offset by the disappointing financial results of the corn refining business.

     After excluding special items, earnings per share in 1997 increased by 3.3% for the entire Company, but 5.6% for continuing consumer operations. Based on these results and the new targets established from the competitive data, the Committee believes the incentive awards for executive officers are reasonable and within competitive norms. Incentive awards for the five highest paid executive officers range from about 4% to 40% above their mid-range targets.

     Specifically with regard to the chief executive officer, Mr. Shoemate, the Committee authorized a salary increase of 6.6% effective May 1, 1997. The Committee also approved an incentive award under the Executive Annual Incentive Plan for 1997 of $725,000, representing 81% of his salary at the time of the award, compared to a competitive mid-range guideline of 85%. Both the salary increase and the annual incentive award were based on evaluations of Mr. Shoemate's performance conducted by all of the Company's independent directors, using the process and performance criteria described on page 3. In approving the salary increase, the Committee considered Mr. Shoemate's time in his current job, his position in his salary range, competitive pay data, and the performance of the Company. In approving the annual incentive award, the Committee considered in particular his leading the Company to achieve good financial results in the consumer foods business; his leadership in the restructuring actions taken in 1997; the successful spin-off of Corn Products; his strategic leadership in pursuing the Company's vision to become 'The Best International Food Company in the World' and progress toward that vision by executing the supporting strategies; his continued progress in worldwide implementation of the 'Balanced Scorecard' performance measurement system which focuses all levels of management on strategic business drivers including customer satisfaction, business practices, people development, and innovation and learning, in order to foster superior financial results; and his implementation of sound and effective systems of corporate governance.

DISCUSSION OF LONG-TERM COMPENSATION

     The Company's long-term compensation program consists of annual awards of performance units and stock options under the Stock and Performance Plan. The number of options granted is equal to the number of performance units. For a more detailed description of how these tandem awards work, refer to footnote (1) to the Option Grants table on page 16. The size of performance awards granted to each participant depends upon the position level, the individual's performance and, to a lesser extent, time in position. The size of awards is generally in the mid-range of long-term compensation practices among surveyed consumer goods and food sector companies. Competitiveness is assessed by independent consultants' evaluations of survey data. Because of the wide range of approaches to long-term compensation and the availability of data, companies surveyed for this purpose are similar but not identical to those surveyed for short-term compensation.

     Earning of awards depends entirely upon the Company's stockholder return (stock price appreciation plus dividends paid) compared to a group of food and other consumer products companies with which the Company believes it competes for investors. Each year the Committee reviews and approves the companies to be included in the comparator group for the performance cycle established in that year. The comparator group approved for the cycles established in 1995, 1996 and 1997 is the Peer Group described under 'Stockholder Return Comparison' on page
8. To the extent that performance awards are earned, an equivalent number of the options granted in tandem are canceled. The value of the award earned is dependent upon the value of Company stock and its price appreciation from the beginning to the end of the four-year performance cycle. Payments are made at the end of the four-year cycle.

BASIS FOR SPECIFIC LONG-TERM COMPENSATION ACTIONS

     Award payments made in January 1998 and reported in the Summary Compensation Table on page 14 reflect annual and cumulative stockholder return results over a four-year period beginning January 1, 1994 and ending December 31, 1997. During the four-year award cycle, participants had the opportunity to earn 25% of their awards in each year of the cycle. In the first cycle year
(1994), 25.0% was earned. In the second year (1995), 6.25% was earned. In the third year (1996), 6.25% was earned, and in the fourth and final year (1997), 12.5% was earned. Thus, over the four years, 50.0% of the potential performance award was earned and paid at the end of the cycle. During this period, the Company's share price increased 127%, from $47.50 to $108.00.

     Since 50.0% of the performance award was earned, 50.0% of the tandem options were canceled. The balance of 50.0% of the stock options granted remain in effect with an exercise price equal to the fair market value of the Company's common stock at the date of the award in 1994 ($47.3750). This provides continuing incentive to increase share price and, therefore, return to the stockholder. Without share price increase, these options have no value to the executive.

     In 1997, Mr. Shoemate received an award of 55,000 performance units which may be earned over a four-year cycle ending in 2000, and a tandem award of 55,000 stock options and a stand-alone award of 55,000 stock options. The Committee's decision to grant this award was based upon its assessment of the long-term compensation survey data, and outside consultants' evaluations thereof, referred to above, and the evaluation of Mr. Shoemate's performance for 1996 conducted by the independent directors, using the process and performance criteria described on page 3. The award was designed to provide further incentive for Mr. Shoemate to lead the Company in maximizing stockholder value. In addition, the Committee granted Mr. Shoemate 100,000 non-qualified stock options at an exercise price equal to the fair market value on April 25, 1997, the date of grant, providing Mr. Shoemate remains with the Company as chief executive officer. This award was the second of three awards to be made in response to competitive long-term compensation activity and to help ensure management continuity at Bestfoods.

OVERALL PROGRAM RISK AND LEVERAGE

     As the compensation tables in this proxy statement indicate, a significant portion of executive compensation has been placed at risk. Payments under the annual incentive program are dependent upon annual business results compared to preestablished goals and competitor performance and individual performance. Long-term award payments are dependent upon the Company's stockholder return relative to the comparator group of companies referred to earlier. In the case of Mr. Shoemate, 82% of his annual and long-term compensation came from incentive compensation plans which relate to Company performance and only 18% from base salary. Similar degrees of risk exist for the four other highest paid executive officers.

EXECUTIVE STOCK OWNERSHIP TARGETS

     In 1993, the Company established stock ownership targets for all participants in the Stock and Performance Plan. The ownership target for the chief executive officer is seven times base salary; for the most senior operating and corporate staff officers, it is five times base salary; for remaining officers, it is three times base salary; and for non-officer participants, it is equal to base salary. Stock used to assess these ownership targets includes stock directly owned by the executive, and stock owned indirectly through participation in the Deferred Stock Unit Plan described in footnote (3) to the Stock Ownership Table on page 18, but excludes shares covered by unexercised stock options. Executives are expected to attain these ownership targets within three to five years from the time the executive's target was established or increased. All of the executive officers named in the Summary Compensation Table, including Mr. Shoemate, exceed their targets.

DEDUCTIBILITY CAP ON COMPENSATION EXCEEDING $1,000,000

     The tax law limits to $1 million the deductibility of annual compensation payments made to each of the five highest paid executives. However, there is an exception to this loss of tax deduction for payments that meet certain objective performance standards. It is the Committee's general policy to avoid the loss of tax deductibility to the extent it believes prudent and feasible. To this effect, the Company amended the 1993 Stock and Performance Plan so that long-term compensation payments, including stock options, meet the objective performance exception. In 1997, stockholders approved a new Executive Annual Incentive Plan so that short-term incentive payments also meet this exception. It is the Committee's conclusion that for 1997 the $1 million cap rules will not result in any lost tax deductions. However, notwithstanding its general policy, the Committee retains the discretion to authorize payments that may not be deductible if it believes that to do so is in the best interest of the Company and its stockholders.

                                          Compensation and Nominating Committee:

                                          W. S. Norman, Chairman
                                          A. C. DeCrane, Jr.
                                          E. R. Gordon
                                          G. V. Grune
                                          E. S. Kraus

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation awarded or paid to the chief executive officer and each of the other four most highly compensated executive officers of the Company (the 'named executive officers') during each of the last three fiscal years.

--------------------------------------------------------------------------------
                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                              ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                             ---------------------   ---------------------------------------
                                                                     AWARDS       PAYOUTS
                                                                   ----------  -------------
                                                      RESTRICTED   SECURITIES    LONG-TERM
          NAME AND                 SALARY    BONUS      STOCK      UNDERLYING    INCENTIVE        ALL OTHER
     PRINCIPAL POSITION      YEAR    ($)      ($)     AWARDS($)    OPTIONS #   PAYOUTS($)(1)  COMPENSATION($)(2)
---------------------------- ----  -------  -------  ------------  ----------  -------------  ------------------
C. R. Shoemate ............. 1997  871,667  725,000      0            210,000      3,268,514        111,548
   Chairman, President and   1996  821,250  650,000      0            257,500      2,252,813        111,693
   Chief Executive Officer   1995  766,250  600,000      0             45,000      2,432,859        112,001
R. J. Gillespie ............ 1997  560,000  510,000      0             20,000      1,634,207         78,329
   Executive Vice            1996  536,667  290,000      0             52,437      1,126,406         77,993
   President -- Strategic    1995  497,917  270,000      0             20,000      1,216,430         75,022
   Business Development
A. Labergere ............... 1997  540,500  545,000      0             24,000      1,634,207         32,530
   Executive Vice President  1996  483,083  300,000      0             20,000      1,126,406         28,630
   and President of the      1995  413,333  275,000      0             20,000      1,073,320         24,700
   Bestfoods Europe Division
A. C. A. Krauss ............ 1997  430,000  400,000      0             13,500        898,809         84,601
   Senior Vice President and 1996  389,583  220,000     515,625(3)     28,375        563,162         83,334
   President of the          1995  347,917  220,000      0             12,000        572,438         18,103
   Bestfoods North America
   Division
B. H. Kastory .............. 1997  412,500  300,000      0             13,500        898,809         63,648
   Senior Vice               1996  345,000  190,000     375,000(3)     28,988        625,781         60,067
   President -- Finance and  1995  282,500  170,000     331,250(3)     12,000        643,992         41,838
   Administration

------------

(1) Includes cash and the market value of the Company's common stock paid in respect of performance units awarded under the 1993 Stock and Performance Plan at the end of four-year performance cycles.

(2) Includes the following for 1997:

    a. Company matching contributions to defined contribution plans as follows:
       C. R. Shoemate, $60,501; R. J. Gillespie, $41,801; A. Labergere, $32,530;
       A. C. A. Krauss, $34,001; and B. H. Kastory, $32,951.

    b. Value of premiums paid by the Company under the Executive Life Insurance Plan as follows: C.R. Shoemate, $50,440; R. J. Gillespie, $36,529; A. C.
       A. Krauss, $50,600; and B. H. Kastory, $30,697.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

    c. For C. R. Shoemate, $607 of above-market interest at the rate credited to all participants in the Deferred Compensation Plan, pursuant to which all or a portion of annual bonus may be deferred and credited to an interest bearing account, and paid over a fifteen-year period following retirement.

(3) Represents the value of shares of restricted stock on the date of award. Restrictions lapse on one-fourth of the shares on each of the first four anniversary dates of the award. Dividends are paid on restricted stock at the rate paid to all stockholders. In the case of A. C. A. Krauss, the amount listed represents the value of 7,500 shares of restricted stock on the date of award, with 5,625 remaining shares on December 31, 1997 at a value of $607,500. In the case of B. H. Kastory's 1996 award, the amount listed represents the value of 5,000 shares of restricted stock on the date of award, with 3,750 remaining shares on December 31, 1997 at a value of $405,000. In the case of B. H. Kastory's 1995 award, the amount listed represents 5,000 shares of restricted stock on the date of award, with 2,500 remaining shares on December 31, 1997 at a value of $270,000. The named executive officers hold no other shares of restricted stock.

--------------------------------------------------------------------------------

                             OPTION GRANTS IN 1997
--------------------------------------------------------------------------------

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                                                                         ANNUAL RATES OF
                                                                                     STOCK PRICE APPRECIATION
                                INDIVIDUAL GRANTS                                       FOR OPTION TERM(2)
----------------------------------------------------------------------------------  ----------------------------
                                 NUMBER OF     PERCENT OF
                                SECURITIES    TOTAL OPTIONS  EXERCISE
                                UNDERLYING     GRANTED TO     OR BASE
                                  OPTIONS       EMPLOYEES      PRICE    EXPIRATION
NAME                           GRANTED(#)(1)     IN 1997     ($/SHARE)     DATE     0% ($)  5% ($)     10% ($)
--------------------------------------------  -------------  ---------  ----------  ----------------  ----------
C. R. Shoemate.................     55,000        3.6409       82.1250    1/20/07      0   2,839,655   7,195,677
                                    55,000        3.6409       82.1250    1/20/07      0   2,839,655   7,195,677
                                   100,000        6.6199       81.2500    4/24/07      0   5,108,000  12,943,655
R. J. Gillespie................     20,000        1.3240       82.1250    1/20/07      0   1,032,602   2,616,610
A. Labergere...................     24,000        1.5888       82.1250    1/20/07      0   1,239,122   3,139,932
A. C. A. Krauss................     13,500         .8937       82.1250    1/20/07      0     697,006   1,766,212
B. H. Kastory..................     13,500         .8937       82.1250    1/20/07      0     697,006   1,766,212

------------

(1) Except as described below, the options listed were granted at an exercise price equal to the fair market value of CPC International Inc. stock on the date of grant in tandem with an equivalent number of performance units under the 1993 Stock and Performance Plan. The performance units were issued for a cycle of four years' duration, with a goal based on improvement in stockholder value, determined by the increase in the value of common stock of the Company during each year of the cycle assuming reinvestment of dividends, measured against the performance of a Peer Group of companies as described on page 8. Up to 25% of the units may be earned in each year of the cycle and are payable at the conclusion of the cycle. To the extent performance units are earned and payable, a corresponding number of options are canceled. To the extent options are exercised, a corresponding number of performance units are canceled. These options were granted on January 21, 1997 and became exercisable on January 21, 1998. This column also includes, with respect to Mr. Shoemate, additional option awards under the Stock and Performance Plan and separately, both of which were granted at an exercise price equal to the fair market value of the Company's stock on the date of grant. Under the 1993 Plan, in the event of a change in control of the Company, all performance cycles will terminate and participants will receive the value in cash of the performance units theretofore earned and 100% of the units that could have been earned during the remainder of the cycles. The amounts paid to the named executive officers for the cycles ending in 1997, 1996 and 1995 are shown as 'Long-term Incentive Payouts' in the Summary Compensation Table on page 14.

(2) The amounts shown under these columns are calculated at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price. The amounts shown assume that no performance units will be earned so that all options granted will be exercisable.

--------------------------------------------------------------------------------
                                AGGREGATED OPTION EXERCISES IN 1997
                           AND OPTION VALUES AS OF DECEMBER 31, 1997
--------------------------------------------------------------------------------

                                                                       NUMBER OF
                                                                       SECURITIES               VALUE OF
                                                                       UNDERLYING              UNEXERCISED
                                                                      UNEXERCISED             IN-THE-MONEY
                                                                       OPTIONS AT              OPTIONS AT
                                                                  DECEMBER 31, 1997(#)   DECEMBER 31, 1997($)(2)
                                                                  --------------------   -----------------------
                               SHARES ACQUIRED       VALUE            EXERCISABLE/            EXERCISABLE/
NAME                           ON EXERCISE(#)    REALIZED($)(1)      UNEXERCISABLE            UNEXERCISABLE
-----------------------------  ---------------   --------------   --------------------   -----------------------
C. R. Shoemate...............            0                    0        230,063/280,000       9,343,152/8,771,875
R. J. Gillespie..............        4,374              133,134         38,688/ 50,000       1,719,360/1,932,500
A. Labergere.................        5,000              249,375         10,125/ 54,000         553,133/2,036,000
A. C. A. Krauss..............        2,100               65,625         18,757/ 32,375         807,220/1,255,938
B. H. Kastory................        2,100               67,812         19,557/ 32,375         870,638/1,225,938

------------

(1) Amounts shown are based on the difference between the market value of Bestfoods' common stock on the date of exercise and the exercise price.

(2) Amounts shown are based on the difference between the closing price of Bestfoods' common stock on December 31, 1997 ($108) and the exercise price or base price.

--------------------------------------------------------------------------------
                                            PENSION PLAN TABLE
--------------------------------------------------------------------------------

              5-YEAR AVERAGE                                   YEARS OF SERVICE
                  ANNUAL                     ----------------------------------------------------
               COMPENSATION                     10         15         20         25         30
-------------------------------------------  --------   --------   --------   --------   --------
 $  400,000................................  $ 48,000   $ 72,000   $ 96,000   $120,000   $144,000
    600,000................................    72,000    108,000    144,000    180,000    216,000
    800,000................................    96,000    144,000    192,000    240,000    288,000
  1,000,000................................   120,000    180,000    240,000    300,000    360,000
  1,200,000................................   144,000    216,000    288,000    360,000    432,000
  1,400,000................................   168,000    252,000    336,000    420,000    504,000
  1,600,000................................   192,000    288,000    384,000    480,000    576,000
  1,800,000................................   216,000    324,000    432,000    540,000    648,000

     The table shows annual pension benefits payable under the Company's defined benefit plans for salaried employees. No additional benefits accrue after 30 years of service.

     Compensation covered by the plans is the combined annual compensation reported in the Salary and Bonus columns of the Summary Compensation Table on page 14. Each of the named executive officers has 30 years of service for purposes of the plans, except A. C. A. Krauss and A. Labergere, who have 28, and 14, respectively. Amounts shown in the Table are computed as a straight life annuity upon retirement at age 62 or later and are not subject to any deduction for Social Security benefits.

--------------------------------------------------------------------------------
                             STOCK OWNERSHIP TABLE
--------------------------------------------------------------------------------

     All of the unallocated shares of ESOP preferred stock (1,079,101 shares and 59 percent of the outstanding preferred stock of the Company) are owned of record by Fidelity Management Trust Company of Boston, Massachusetts. To our best knowledge, there was no other beneficial owner (person or group) of more than five percent of the outstanding common stock of the Company on February 27, 1998.

     The following table shows the common stock ownership as of February 27, 1998 of each director, the named executive officers, and all directors and executive officers as a group. All directors and executive officers as a group own beneficially less than one percent of the outstanding common stock and less than two percent of the ESOP preferred stock.

                                                              SHARES                 STOCK
                           NAME                              OWNED(1)    OTHER(2)   UNITS(3)   TOTAL(4)
-----------------------------------------------------------  ---------   --------   --------   ---------
T. H. Black................................................      5,000      --         4,484       9,484
C. Castellini..............................................      1,000      --           493       1,493
A. C. DeCrane, Jr. ........................................        500      --         4,120       4,620
W. C. Ferguson.............................................      2,812      --         5,363       8,175
R. J. Gillespie............................................     56,690     90,187      5,068     151,945
E. R. Gordon...............................................      2,000      --         9,059      11,059
G. V. Grune................................................      2,200      --         5,815       8,015
L. I. Higdon, Jr...........................................        200      --         1,551       1,751
R. G. Holder...............................................      1,000      1,000      5,780       7,780
B. H. Kastory..............................................     64,480      2,100      9,835      76,415
E. S. Kraus................................................        200      --         3,774       3,974
A. C. A. Krauss............................................     60,219      --        10,196      70,415
A. Labergere...............................................     60,212      --         --         60,212
H. de C. Meirelles.........................................     --          --           493         493
W. S. Norman...............................................      1,010      --         2,528       3,538
C. R. Shoemate.............................................    529,781     23,204     21,742     574,727
All directors and executive officers as a group (29
   persons)................................................  1,199,532    137,567    109,561   1,446,660

------------

(1) Includes all shares which may be purchased before April 30, 1998 upon the exercise of stock options as follows: R. J. Gillespie, 55,942; B. H. Kastory, 30,305; A. C. A. Krauss, 29,474; A. Labergere, 27,201; C. R.
    Shoemate, 437,612; and all directors and executive officers as a group, 790,812.

(2) Includes shares held jointly with or owned by spouses or minor children or held in trust. C.R. Shoemate disclaims beneficial ownership of 23,204 of such shares. No other director or executive officer disclaims beneficial ownership.

(3) For the executive officers, the stock units represent an annual bonus that is deferred and credited in the form of common stock under the Deferred Stock Unit Plan. Such bonuses are payable in cash following retirement or termination of employment. For the outside

                                              (footnotes continued on next page)

(footnotes continued from previous page) directors, the stock units represent retainer and fees deferred in the form of common stock under the Deferred Compensation Plan for Outside Directors.

(4) In addition, Messrs. Gillespie, Kastory, Krauss and Shoemate have, respectively, 2,439, 2,478, 683, and 2,414 shares, and all executive officers as a group have a total of 27,201 shares, of ESOP preferred stock allocated to their accounts in the Savings Plan.

                             SEVERANCE ARRANGEMENTS

     The Company maintains severance agreements with its executive officers, including the named executive officers, which provide for a lump sum payment equal to three times the sum of the annual salary and bonus of the officer, and continuation of medical and insurance plans for a three-year period, if the officer's employment is terminated involuntarily other than for cause or voluntarily for good reason, within two years after a change in control of the Company. The agreements also provide that the amount of excise tax, if any, under the Internal Revenue Code to be paid by any executive officer shall be reimbursed by the Company. The severance agreements, which were approved by the outside directors, replace employment agreements previously entered into with the executive officers.

                            MATTERS TO BE ACTED UPON
                       PROPOSAL 1. ELECTION OF DIRECTORS

     At the 1998 annual meeting, the terms of four directors are expiring. Those four directors are nominated for reelection to hold office for a three-year term expiring in 2001. In addition, two directors who were elected by the Board in July 1997 are nominated for initial election by stockholders, one to hold office for a three-year term expiring in 2001, and the other for a one-year term expiring in 1999.

     All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If, for any reason, any of the nominees should not be a candidate for election at the meeting, the proxies will be cast for substitute nominees designated by the Board of Directors unless the Board has reduced its membership prior to the meeting. The Board does not anticipate that any of the nominees will be unavailable. The nominees and the directors continuing in office will normally hold office until the annual meeting of stockholders in the year indicated on this and the following pages.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

     Biographical information concerning each of the nominees and directors continuing in office is presented on this and the following pages.

--------------------------------------------------------------------------------------------------------------------
            DIRECTORS NOMINATED THIS YEAR FOR TERMS EXPIRING IN 2001 (CLASS III)
--------------------------------------------------------------------------------------------------------------------

[PHOTO]                   ALFRED C. DECRANE, JR.
                          Age -- 66
                          Director since 1994
                          FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF TEXACO INC.
                          Mr. DeCrane retired as Chairman and Chief Executive Officer of Texaco Inc. in July 1996.
                          He was elected President of Texaco in 1983, Chairman of the Board in 1987, and Chief
                          Executive Officer in 1993. He is a director of CIGNA Corporation, Corn Products
                          International, Inc. and Harris Corporation. He is a trustee of the Committee for Economic
                          Development and Co-Chairman of the United States -- Saudi Arabian Business Council. Mr.
                          DeCrane is also a member of the Morgan Stanley International Advisory Board and of the
                          Board of Trustees of the University of Notre Dame.

--------------------------------------------------------------------------------------------------------------------

[PHOTO]                   ROBERT J. GILLESPIE
                          Age -- 55
                          Director since 1988
                          EXECUTIVE VICE PRESIDENT OF THE COMPANY
                          Mr. Gillespie was elected an Executive Vice President of the Company in July 1995. He
                          joined the Company in 1965 and in 1976 became President of Canada Starch Company, a subsidiary of the Company. In 1980 he was elected a Vice President of the Company and appointed President of the Corn Products Unit of CPC North America. From 1988 to July
                          1995, he served as President of the Best Foods Division and was elected a Senior Vice
                          President of the Company in 1991. Mr. Gillespie is a member of the Board of Directors of
                          Arkwright Mutual Insurance Company. He is a member of the Advisory Board of the Sarah W.
                          Stedman Center for Nutritional Studies of Duke University.


--------------------------------------------------------------------------------------------------------------------
[PHOTO]                   ELLEN R. GORDON
                          Age -- 66
                          Director since 1991
                          PRESIDENT AND CHIEF OPERATING OFFICER OF TOOTSIE ROLL INDUSTRIES, INC.
                          Ms. Gordon was elected President and Chief Operating Officer of Tootsie Roll Industries,
                          Inc. in 1978. Prior to her election as President, Ms. Gordon served as Senior Vice
                          President. Ms. Gordon is a member of the Dean's Council of the Stanford University
                          Graduate School of Business, the Board of Fellows of the Faculty of Medicine of the
                          Harvard Medical School, the Dean's Council of the J. L. Kellogg Graduate School of
                          Management of Northwestern University, the University of Chicago Council on the Division
                          of the Biological Sciences and the Pritzker School of Medicine, the President's Export
                          Council, the Committee of 200, and the Committee for Economic Development.

--------------------------------------------------------------------------------------------------------------------

[PHOTO]                   GEORGE V. GRUNE
                          Age -- 68
                          Director since 1985
                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE READER'S DIGEST
                          ASSOCIATION, INC.
                          Mr. Grune returned to The Reader's Digest Association, Inc. in August 1997 to serve as
                          Chairman and Chief Executive Officer, positions from which he had retired in 1995 and
                          1994, respectively, and held for ten years. He is currently Chairman of the DeWitt
                          Wallace-Reader's Digest Fund, Inc. and the Lila Wallace-Reader's Digest Fund, Inc. Mr.
                          Grune is also a director of Avon Products, Inc., The Chase Manhattan Corporation and
                          Federated Department Stores, Inc. He is chairman emeritus of the Boys & Girls Clubs of
                          America, a trustee of the Metropolitan Museum of Art and the Wildlife Preservation Society
                          and is a member of Institut de France Academie des Beaux-Arts. He is a member of the Board of Managers of Memorial Sloan-Kettering Cancer Center and a managing director of the
                          Metropolitan Opera Association.

--------------------------------------------------------------------------------
[PHOTO]                   HENRIQUE DE CAMPOS MEIRELLES
                          Age -- 52
                          Director since July 1997
                          PRESIDENT AND CHIEF OPERATING OFFICER OF BANKBOSTON
                          CORPORATION
                          Mr. Meirelles was elected President and Chief Operating Officer of BankBoston Corporation
                          in July 1996. Previously, he served as President and Regional Manager of BankBoston in
                          Brazil. Mr. Meirelles is a member of the Global Board of Mastercard International. He is
                          the founder president of the Latin American Leasing Federation, Honorary Chairman of the
                          Board of the International Banks Association in Brazil, Chairman of the Society for the
                          Revitalization of the City of Sao Paulo and Chairman of the Board of the Travessia
                          Foundation.

--------------------------------------------------------------------------------------------------------------------
                         DIRECTOR NOMINATED THIS YEAR FOR TERM EXPIRING IN 1999 (CLASS I)
--------------------------------------------------------------------------------------------------------------------

[PHOTO]                   CLATEO CASTELLINI
                          Age -- 62
                          Director since July 1997
                          CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF BECTON
                          DICKINSON AND COMPANY
                          Mr. Castellini was elected Chairman, President and Chief Executive Officer of Becton
                          Dickinson and Company in June 1994. Previously, he served as Medical Sector President since 1989 and was responsible for worldwide operations of medical supplies and devices.

--------------------------------------------------------------------------------------------------------------------
                          DIRECTORS CONTINUING IN OFFICE UNTIL 1999 (CLASS I)
--------------------------------------------------------------------------------------------------------------------

[PHOTO]                   THEODORE H. BLACK
                          Age -- 69
                          Director since 1989
                          FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF INGERSOLL-RAND
                          COMPANY
                          Mr. Black served as President and Chief Operating Officer of Ingersoll- Rand Company
                          during 1988, and as Chairman and Chief Executive Officer until November 1993. He is a director of General Public Utilities Corporation and McDermott International, Inc.

--------------------------------------------------------------------------------------------------------------------
[PHOTO]                   RICHARD G. HOLDER
                          Age -- 66
                          Director since 1992
                          FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF REYNOLDS METALS
                          COMPANY
                          Mr. Holder served as President and Chief Operating Officer of Reynolds Metals Company from
                          1988 until May 1992, and as Chairman and Chief Executive Officer until October 1996.
                          Previously, he served as Executive Vice President and Chief Operating Officer from 1986.
                          Mr. Holder is also a director of Corn Products International, Inc. and Universal Corp., a
                          member of the Board of Directors of the Virginia Economic Development Partnership, and
                          Chairman-Elect of the Greater Richmond Chamber of Commerce. Mr. Holder served as chairman of the Aluminum Association from September 1991 through December 1993.

--------------------------------------------------------------------------------------------------------------------

[PHOTO]                   EILEEN S. KRAUS
                          Age -- 59
                          Director since 1994
                          CHAIRMAN OF FLEET NATIONAL BANK (CONNECTICUT)
                          Ms. Kraus served as Vice Chairman of Shawmut National Corporation and President of Shawmut
                          Bank Connecticut, N.A. from September 1992 until December 1995. She assumed her present position following Fleet Financial Group's completion of its acquisition of Shawmut
                          National Corporation in December, 1995. She served as Vice Chairman of the Consumer
                          Banking and Marketing Groups, Shawmut National Corporation, from 1990 until September 1992 and Executive Vice President of such Groups from 1988 until July 1990. She is a director of Kaman Corporation, The Stanley Works, and Yankee Energy System, Inc. Ms. Kraus is also a member of the Board of Trustees of Mount Holyoke College and the Connecticut Business
                          and Industry Association.

--------------------------------------------------------------------------------------------------------------------
[PHOTO]                   ALAIN LABERGERE
                          Age -- 63
                          Director since 1992
                          EXECUTIVE VICE PRESIDENT OF THE COMPANY AND PRESIDENT OF THE
                          BESTFOODS EUROPE DIVISION
                          Mr. Labergere joined the Company in 1983 and in 1990 was appointed Vice President,
                          Regional Operations, for the CPC Europe Consumer Foods Division headquartered in Brussels.
                          In 1991 he was appointed President of the CPC Europe Division and elected a corporate Vice
                          President. He was elected a Senior Vice President of the Company in October 1991 and an
                          Executive Vice President on July 1, 1995. Mr. Labergere is President of the Confederation
                          of the Food and Drink Industries of the EU (CIAA) in Brussels. He is also a member of the
                          Board of Trustees of the Thunderbird Graduate School of International Management.

--------------------------------------------------------------------------------------------------------------------
                          DIRECTORS CONTINUING IN OFFICE UNTIL 2000 (CLASS II)
--------------------------------------------------------------------------------------------------------------------

[PHOTO]                   WILLIAM C. FERGUSON
                          Age -- 67
                          Director since 1988
                          FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF NYNEX
                          CORPORATION
                          Mr. Ferguson retired as Chairman of NYNEX in April 1995 and as Chief Executive Officer in
                          December 1994. He served as Vice Chairman from 1987 to 1989. Previously, Mr. Ferguson served as President and Chief Executive Officer of NYNEX and New York Telephone Co. He is
                          also a director of Corn Products International, Inc. and General Re Corporation. Mr.
                          Ferguson is a director and former Chairman of the Board of The United Way of Tri-State, and a trustee and former Chairman of the Board of Trustees of Albion College.

--------------------------------------------------------------------------------------------------------------------
[PHOTO]                   LEO I. HIGDON, JR.
                          Age -- 51
                          Director since 1993
                          PRESIDENT OF BABSON COLLEGE, WELLESLEY, MASSACHUSETTS
                          Mr. Higdon assumed the presidency of Babson College in Wellesley, Massachusetts in July
                          1997. From October 1993 until July 1997 he served as Dean of Colgate Darden Graduate
                          School of Business Administration at the University of Virginia. He joined the University of Virginia from Salomon Brothers Inc., where he was a member of the Executive Committee.
                          During his 20-year career at Salomon Brothers, Mr. Higdon served as a managing director with responsibilities for corporate finance and mergers and acquisitions, as the firm's vice chairman, and as its co-head of global investment banking. He is also a director of
                          Crompton & Knowles Corp., Newmont Mining Corp. and Newmont Gold Co.

--------------------------------------------------------------------------------------------------------------------

[PHOTO]                   WILLIAM S. NORMAN
                          Age -- 59
                          Director since 1993
                          PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE TRAVEL INDUSTRY
                          ASSOCIATION OF AMERICA
                          Mr. Norman joined the Travel Industry Association of America as President and Chief
                          Executive Officer in the Fall of 1994. Previously, he served as Executive Vice President of the National Railroad Passenger Corp. (AMTRAK) since 1987. Mr. Norman is also a director of Corn Products International, Inc., the Travel Industry Association of America,
                          Tourism Works for America Council, The An-Bryce Foundation, the U.S. Navy Memorial
                          Foundation, the International Consortium for Research on the Health Effects of Radiation
                          and the Logistics Management Institute. He is also a member of the Board of Trustees, West
                          Virginia Wesleyan College and the Board of Visitors of The American University's Kogod
                          College of Business Administration.

--------------------------------------------------------------------------------------------------------------------
[PHOTO]                   CHARLES R. SHOEMATE
                          Age -- 58
                          Director since 1988
                          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF
                          THE COMPANY
                          Mr. Shoemate was elected Chairman of the Board and Chief Executive Officer in 1990. Prior
                          to his election as President in 1988, Mr. Shoemate served as Vice President of the Company and President of the Corn Refining Division. Mr. Shoemate joined the Company in 1962 and progressed through a variety of positions in manufacturing, finance and business management. He is also a director of CIGNA Corporation and International Paper Co., and
                          Chairman of the Grocery Manufacturers of America, Inc. He is a member of The Business
                          Roundtable and a trustee of The Conference Board, Inc.
--------------------------------------------------------------------------------------------------------------------

         PROPOSAL 2. APPROVAL OF AMENDMENTS TO THE 1984 AND 1993 STOCK
                             AND PERFORMANCE PLANS

     The 1984 and 1993 Stock and Performance Plans are designed to promote long-term financial success of our Company by providing performance-related incentives to executive personnel. The Plans provide for stock options, restricted stock awards, and performance awards. See the Compensation and Nominating Committee Report on page 11 for information with respect to the current operation of the Plans.

     We originally reserved 7.5 million shares of common stock for issuance under the 1993 Plan. During the first five years of the Plan, we have increased the number of employees who are eligible to participate in it, particularly the restricted stock and stock option portions. This expanded participation is intended to create greater incentives for more Company employees and further align their interests with the Company's stockholders, thereby improving the Company's performance. As a result, the number of shares originally reserved may not be sufficient over the life of the 1993 Plan. The amendment to the 1993 Plan would increase the number of shares reserved under the Plan to 14.5 million. Of this total, no more than 5 million shares could be issued as restricted stock or performance units. In addition, the proposed Plan amendment increases the annual amount of options that can be awarded under the Plan to any individual from 150,000 shares to 250,000 shares in order to provide the flexibility to grant such option awards.

     The Plans allow the Board of Directors to adopt amendments, except in certain cases which require shareholder approval. One such exception, which was based on securities regulations regarding short-swing trading, required shareholder approval for matters that materially increased benefits to participants in the Plans. Because such regulations no longer apply, the proposed Plan amendments remove this restriction in order to allow greater flexibility in administering the Plans. Also for reasons of flexibility, the amendments would allow the Compensation and Nominating Committee to amend the Plans (in certain circumstances), in addition to the full Board of Directors.

Finally, the amendments reflect the new name of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.
--------------------------------------------------------------------------------

                PROPOSAL 3. RE-AFFIRMATION OF PERFORMANCE GOALS

     Under Section 162(m) of the Internal Revenue Code of 1986, the Company cannot deduct certain compensation in excess of $1 million paid to the named executive officers. However, certain performance-based compensation is not subject to this limitation if the material terms of such compensation, including the maximum amounts payable to any individual and the performance goals to be used, are approved by stockholders.

     In 1995, the Board of Directors adopted, and the stockholders approved, an amendment to the 1993 Plan which should satisfy the above requirements for full deductibility of compensation paid under the stock option and performance award components of the 1993 Plan. The amendment provided that the performance goals must meet one or more of the following criteria: total stockholder return (based on the change in the price of a share of the Company's common stock, and dividends paid); earnings per share; operating income; net income; return on stockholders' equity; return on assets; economic value added; and cash flows. The Compensation and Nominating Committee of the Board of Directors must establish the applicable performance goals within the time period required for the compensation to qualify as performance-based under Section 162(m).

     The tax code requires that stockholders re-affirm these goals every five years. Proposal 3 seeks stockholder re-affirmation of the existing performance goals, which will carry these standards through the remaining life of the 1993 Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.
--------------------------------------------------------------------------------

              PROPOSAL 4. RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors, in accordance with the recommendation of its Audit Committee, has appointed KPMG Peat Marwick LLP ('KPMG') as independent auditors in respect of the Company's operations in 1998, subject to ratification by the stockholders. A partner of KPMG will be present at the stockholders' meeting and will have an opportunity to make a statement and respond to appropriate questions. KPMG also performs non-audit services for the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                                 OTHER BUSINESS

     We do not know of any other matters to be brought before the meeting. However, if other proposals are properly presented, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

                                          By order of the Board of Directors,

                                          Hanes A. Heller
                                          Vice President, General Counsel and
                                          Secretary

                                                                       EXHIBIT I

                             CPC INTERNATIONAL INC.
                        1984 STOCK AND PERFORMANCE PLAN
                                AMENDMENT NO. 5

     THIS INSTRUMENT made this 17th day of February, 1998 by Bestfoods, formerly known as CPC International Inc. (the 'Company').

                                  WITNESSETH:

     WHEREAS, the Company maintains the CPC International Inc. 1984 Stock and Performance Plan, effective as of April 26, 1984, and as subsequently amended (the 'Plan'); and

     WHEREAS, the Company desires to amend the Plan to reflect changes in applicable law and for certain other matters;

     NOW, THEREFORE, subject to the required approval of the stockholders of the Company pursuant to Section 1.9(a) of the Plan, the Plan is amended as follows:

         FIRST: The name of the Plan is revised to be the Bestfoods 1984 Stock and Performance Plan.

         SECOND: The reference in Section 1.1 of the Plan to 'CPC International Inc. (the 'Company')' is revised to refer to 'Bestfoods (the 'Company')'.

         THIRD: Section 1.9(a) is revised to read as follows:

               '(a) The Board of Directors shall have the authority to amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval which shall (i) increase (except as provided in Section 1.5(b) hereof) the total number of shares reserved for issuance pursuant to the Plan,
         (ii) materially change the classes of Employees eligible to be Participants, (iii) decrease the minimum option prices stated in
         Section 2.2 hereof (other than to change the manner of determining Fair Market Value to conform to any then-applicable provision of the Code or regulations thereunder), (iv) extend the expiration date of the Plan,
         (v) withdraw the administration of the Plan from a committee consisting of two or more members, each of whom is a Non-Employee Director, or
         (vi) constitute an amendment for which shareholder approval is required under applicable law. Subject to the proviso in the first sentence of this subsection (a), the Committee shall have the authority to amend the Plan if such amendment (i) is required by legislation or regulations or is requested by a government agency, or (ii) is administrative in nature. No amendment, suspension or termination shall alter or impair any right theretofore granted to any Participant, without the consent of such Participant.'

         FOURTH: This Amendment is effective as of January 20, 1998, contingent upon approval by the stockholders of the Company.

     IN WITNESS WHEREOF, Bestfoods has caused this Amendment to be executed by its duly authorized officer and its corporate seal to be affixed hereto on the date set forth above.

                                          BESTFOODS

                                                     /S/ RICHARD P. BERGEMAN
                                          By:  .................................
                                                    Senior Vice President

ATTEST:
          /S/ HANES A. HELLER
 .....................................
 Vice President, General Counsel and
              Secretary

(Corporate Seal)

                                                                      EXHIBIT II

                             CPC INTERNATIONAL INC.
                        1993 STOCK AND PERFORMANCE PLAN
                                AMENDMENT NO. 5

     THIS INSTRUMENT made this 17th day of February, 1998 by Bestfoods, formerly known as CPC International Inc. (the 'Company').

                                  WITNESSETH:

     WHEREAS, the Company maintains the CPC International Inc. 1993 Stock and Performance Plan, effective as of April 22, 1993, and as subsequently amended (the 'Plan'); and

     WHEREAS, the Company desires to amend the Plan to reflect changes in applicable law, to increase the number of shares reserved for issuance pursuant to the Plan, and for certain other matters;

     NOW, THEREFORE, subject to the required approval of the stockholders of the Company pursuant to Section 1.9(a) of the Plan, the Plan is amended as follows:

         FIRST: The name of the Plan is revised to be the Bestfoods 1993 Stock and Performance Plan.

         SECOND: The reference in Section 1.1 of the Plan to 'CPC International Inc. (the 'Company')' is revised to refer to 'Bestfoods (the 'Company').'

         THIRD: The first sentence of Section 1.5(a) is revised to read as follows: 'There shall be reserved for issuance pursuant to the Plan a total of fourteen million five hundred thousand (14,500,000) shares of Common Stock, of which no more than five million (5,000,000) may be issued in the form of Restricted Stock and Common Stock-denominated Performance Units.'

         FOURTH: Section 1.9(a) is revised to read as follows:

               '(a) The Board of Directors shall have the authority to amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval which shall (i) increase (except as provided in Section 1.5(b) hereof) the total number of shares reserved for issuance pursuant to the Plan,
         (ii) materially change the classes of Employees eligible to be Participants, (iii) decrease the minimum option prices stated in
         Section 2.2 hereof (other than to change the manner of determining Fair Market Value to conform to any then-applicable provision of the Code or regulations thereunder), (iv) extend the expiration date of the Plan,
         (v) withdraw the administration of the Plan from a committee consisting of two or more members, each of whom is a Non-Employee Director, or
         (vi) constitute an amendment for which shareholder approval is required under applicable law. Subject to the proviso in the first sentence of this subsection (a), the Committee shall have the authority to amend the Plan if such amendment (i) is required by legislation or regulations or is requested by a government agency, or (ii) is administrative in nature. No amendment, suspension or termination shall alter or impair any right theretofore granted to any Participant, without the consent of such Participant.'

         FIFTH: Section 2.1(b) is revised to read as follows: 'Notwithstanding any other provision of the Plan, in no event shall any Participant be awarded Options covering more than 250,000 shares in any one calendar year.'

         SIXTH: This Amendment is effective as of January 20, 1998, contingent upon approval by the stockholders of the Company.

     IN WITNESS WHEREOF, Bestfoods has caused this Amendment to be executed by its duly authorized officer and its corporate seal to be affixed hereto on the date set forth above.

                                          BESTFOODS

                                          By:       /s/ RICHARD P. BERGEMAN
                                               .................................
                                                    Senior Vice President

ATTEST:

          /s/ HANES A. HELLER
 .....................................
 Vice President, General Counsel and
              Secretary

(Corporate Seal)

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      RESERVATION FORM FOR ANNUAL MEETING

     If you plan to attend the Bestfoods annual meeting of stockholders to be held at Tamcrest Country Club, Route 9W, Montammy Drive, Alpine, New Jersey, at 9:30 A.M. on Thursday, April 23, 1998, you may use this form to request an admission ticket. Please use the envelope provided for the return of your proxy card to return this form or you may mail it directly to Ms. Patricia Walesiewicz, Manager -- Corporate Secretary Services, 700 Sylvan Avenue, International Plaza, Englewood Cliffs, New Jersey 07632-9976.

     I plan to attend the meeting. Please send me an admission ticket for the number of persons indicated below.

Name ___________________________________________________________________________

Address ________________________________________________________________________

City, State ______________________________________________ Zip Code ____________

Number of persons attending ____________________________________________________

[Logo]
Printed on Recycled Paper

                                 Appendix 1

                                  BESTFOODS



             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                THE COMPANY FOR ANNUAL MEETING ON APRIL 23, 1998

P The undersigned hereby appoints CHARLES R. SHOEMATE and HANES A. HELLER, as Proxies, each with the power to appoint his substitute, and hereby authorizes
R each of them to represent and to vote, as designated on the reverse side hereof, all the shares of common and ESOP preferred stock of Bestfoods which
O the undersigned is entitled to vote at the annual meeting of stockholders to be held at Tamcrest Country Club, Route 9W, Montammy Drive, Alpine, New
X Jersey on April 23, 1998 at 9:30 A. M., local time, or any adjournment thereof, and in their discretion, upon any other matters which may properly
Y  come before the meeting.

   Election of five Directors, each for a term of three years.


Nominees:
Alfred C. DeCrane, Jr.   George V. Grune                              (Change of Address)
Robert J. Gillespie      Henrique de Campos Meirelles        _____________________________________
Ellen R. Gordon                                              _____________________________________
                                                             _____________________________________
Election of one Director for a term of one year.             (If you have written in the above
Nominee:                                                     space, please mark the corresponding
Clateo Castellini                                            box on the reverse side of this card)



[LOGO] Printed on Recycled Paper                                SEE REVERSE SIDE

-------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                      IMPORTANT: PLEASE VOTE AND SIGN YOUR
                  PROXY AND RETURN IT IN THE ENVELOPE PROVIDED

                                    BESTFOODS

                         Annual Meeting of Stockholders
                                 April 23, 1998
                                    9:30 A.M.
                              Tamcrest Country Club
                            Route 9W, Montammy Drive
                               Alpine, New Jersey

[X] Please mark your
    votes as in
    this example.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2, 3 and 4. The ESOP Trustee shall vote unallocated ESOP preferred stock as directed on this proxy by the participant.

-------------------------------------------------------------------------------
      The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4
-------------------------------------------------------------------------------


                 FOR  WITHHELD                             FOR  AGAINST  ABSTAIN
1. Election of   [ ]    [ ]    2. Approval of Amendments   [ ]    [ ]      [ ]
   Directors                      to each of the 1984 and
   (see reverse).                 1993 Stock and
                                  Performance Plans

For, except vote withheld from the following nominee(s):

--------------------------------------

                               FOR   AGAINST   ABSTAIN
3. Re-affirmation of the       [ ]     [ ]       [ ]
   Performance Goals for
   the 1993 Stock and
   Performance Plan

4. Appointment of KPMG         [ ]     [ ]       [ ]
   Peat Marwick LLP as
   Independent Auditors


                           Special Action


   Discontinue Annual Report   [ ]            Change of    [ ]
   Mailing for this Account                   Address on
                                              Reverse Side


Please date, sign exactly as name appears hereon and return promptly in the enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.



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SIGNATURE(S)                             DATE




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                              FOLD AND DETACH HERE